Exhibit 10(f)

EMPLOYMENT AGREEMENT

    THIS EMPLOYMENT AGREEMENT is made as of the 15th day of May, 2001 by and between BRAM GOLDSMITH (“Goldsmith”), on the one hand, and CITY NATIONAL CORPORATION, a Delaware corporation (“CNC”) and CITY NATIONAL BANK, a National Banking Association (“CNB”). CNC and CNB being sometimes referred to collectively herein as “CNB” and “CNC”.

    1.  Employment.  CNC hereby employs Goldsmith, and Goldsmith hereby accepts employment, under the terms and conditions hereafter set forth.

    2.  Duties.  Goldsmith shall be employed as the Chairman of the Board of CNC and as an untitled officer of CNB, and his duties shall be consistent with such office and position. Substantially all of Goldsmith’s duties shall be performed in Los Angeles and Beverly Hills, California and unless mutually agreed upon by Goldsmith and CNC, Goldsmith shall be headquartered in Beverly Hills, California.

    3.  Term.  Subject to the provisions for termination as hereinafter provided, the term of this Agreement shall be deemed to commence on May 15, 2001 and shall terminate two (2) years thereafter.

    4.  Annual Compensation.  In addition to fringe benefits and reimbursement of expenses consistent with Goldsmith’s duties and position, CNC shall pay Goldsmith as annual compensation, payable in equal semimonthly payments, the sum of Five Hundred Forty Thousand Dollars ($540,000) during the term hereof.

    5.  Incentive Bonus.  Goldsmith shall be paid an annual incentive bonus, provided however, that the amount of such incentive bonus for any year in terms of a percentage of Goldsmith’s then annual salary shall be no less than the mean between the high and low percentages of annual salary paid as a bonus to any other member of CNC’s or CNB’s Strategy & Planning Committee, but in no event shall the total amount paid to Mr. Goldsmith pursuant to Paragraphs 4 and 5 of this Agreement with respect to any one fiscal year of CNC and CNB exceed $925,000. The parties hereto recognize that incentive bonuses paid by CNB for services rendered during a fiscal year are generally paid during the first quarter of the fiscal year following the fiscal year in which such services were performed. In such event, the annual compensation paid to Goldsmith with respect to each fiscal year pursuant to Paragraph 4 of the Agreement, will be added to the incentive bonus paid in the following fiscal year, for purposes of calculating whether the $925,000 limit has been reached. For the purpose of determining the amount of bonus to be paid Goldsmith for any calendar year, his then annual salary shall be an amount equal to twenty-four times the semimonthly salary paid to Goldsmith (exclusive of any incentive bonus) for the calendar year in question.

    6.  Life Insurance.  CNB has previously provided Goldsmith with a whole life insurance policy on the joint lives of Goldsmith and Mrs. Elaine Goldsmith in an insured amount of Seven Million Dollars ($7,000,000) (the “Joint Policy”). The Joint Policy is owned by the Goldsmith 1980 Life Insurance Trust (“Trust”). The Joint Policy, or the proceeds thereof, and possession of the Joint Policy and all rights therein, including the right to designate the beneficiary, shall be vested completely in the Trust; provided however, that CNB shall be entitled to receive from the proceeds of such Joint Policy a sum equal to the aggregate amount of premiums paid by CNB, on account of said Joint Policy pursuant to the terms of the Split Dollar Life Insurance Agreement, as amended, and Collateral Assignment of Policy attached hereto and marked as Exhibit A.

    Furthermore, pursuant to the Eighth Amendment to the Split Dollar Life Insurance Agreement, CNB shall pay an annual premium for the Joint Policy for each year while either Goldsmith or Mrs. Elaine Goldsmith is then living, in an amount equal to the greater of Sixty Thousand Dollars ($60,000) or an amount necessary to maintain a then current death benefit for the Joint Policy of Seven Million Dollars ($7,000,000), whichever amount is greater. This obligation of CNB to pay said annual premium shall continue beyond the term of this Employment Agreement for as long as either Goldsmith or Mrs. Elaine Goldsmith is alive. CNB and Goldsmith hereby acknowledge that, as of the date of this Employment Agreement, CNB has paid premiums with respect to the Joint Policy, including premiums paid for the Connecticut General Policy and subsequently applied to the Joint Policy, totaling Seven Hundred Twenty Thousand Eight Hundred Forty-Two Dollars ($720,842).

    7.  Extent of Service.  Goldsmith shall devote his time, attention and energies to the business of CNC and CNB and shall not, during the term of this Agreement, be engaged in any other activity which will interfere with the performance of his duties hereunder. Time expended by Goldsmith on philanthropic activities and in connection with real estate investments shall be deemed not to interfere with the performance of his duties hereunder; provided however, that during the term hereof, Goldsmith shall not become an active participant (as opposed to a passive investor or consultant) in any real estate investment or venture in which he does not presently have a direct or indirect interest.

    8.  Termination of Employment.

    (a)  Termination by CNC for Good Cause.  CNC may terminate the employment of Goldsmith for “good cause” by written notice to Goldsmith. For purposes of this Agreement, “good cause” shall mean only (i) conviction of a crime directly related to his employment hereunder, (ii) conviction of a felony involving moral turpitude, (iii) willful and gross mismanagement of the business and affairs of CNC or CNB, or (iv) breach of any material provision of this Agreement. In the event the employment of Goldsmith is terminated pursuant to this subparagraph 8(a), CNC shall have no further liability to Goldsmith other than for compensation accrued but not yet paid.

    In the event CNC contends that it has good cause to terminate Goldsmith pursuant to clause (iii) or (iv) of this subparagraph 8(a), CNC shall provide Goldsmith with written notice specifying in reasonable detail the services or matters which it contends Goldsmith has not been adequately performing, or the material provisions of this Agreement of which Goldsmith is in violation, why CNC has good cause to terminate this Agreement, and what Goldsmith should do to adequately perform his obligations hereunder. If within thirty (30) days of receipt of the notice Goldsmith performs the required services or modifies his performance to correct the matters complained of, Goldsmith’s breach will be deemed cured, and Goldsmith’s employment shall not be terminated. However, if the nature of the service not performed by Goldsmith or the matters complained of are such that more than thirty (30) days are reasonably required to perform the required service or to correct the matters complained of, then his breach will be deemed cured if he commences to perform such service or to correct such matters within the thirty (30) day period and thereafter diligently prosecutes such performance or correction to completion. If Goldsmith does not perform the required services or modify his performance to correct the matter complained of within the thirty (30) day period or the extension thereof, CNC shall have the right to terminate this Agreement at the end of the thirty (30) day period or extension thereof. It is understood that Goldsmith’s performance hereunder shall not be deemed unsatisfactory solely on the basis of any economic performance of CNC because this performance will depend in part on a variety of factors over which Goldsmith has little control.

    (b)  Termination by CNC Without Good Cause.  CNC may terminate the employment of Goldsmith without “good cause” (as defined in subparagraph 8(a) above) at any time by written notice to Goldsmith. In the event the employment of Goldsmith is terminated pursuant to this subparagraph 8(b), CNC shall continue to be obligated to pay to and compensate Goldsmith pursuant to Paragraphs 4 and 5 of this Agreement for the full term of this Agreement. Goldsmith shall have no duty to mitigate and CNC shall have no right to offset any other compensation paid to Goldsmith during the applicable time period.

    (c)  Termination by Death or Disability.  CNC may terminate the employment of Goldsmith by written notice to Goldsmith if, during the term of this Agreement, Goldsmith shall become incapable of fulfilling his obligations hereunder because of injury or physical or mental illness which shall exist or may reasonably be anticipated to exist for a period of twelve (12) consecutive months or for an aggregate of twelve (12) months during any twenty-four (24) month period. The death of Goldsmith during the term of this Agreement shall likewise operate to terminate the Agreement, except that Goldsmith’s base salary shall continue in effect and be paid to his wife, if she is then living, and if she is not then living, to his Revocable Living Trust for a period equal to the lesser of two years or the remaining term of this Agreement. In the event the employment of Goldsmith is terminated by CNC pursuant to this subparagraph 8(c) because of injury, physical or mental illness, CNC shall continue to be obligated to pay Goldsmith while he is alive his base salary and Incentive Bonus which Goldsmith would otherwise have been entitled to receive pursuant to Paragraph 5 to the same extent and in the same manner as if Goldsmith had remained employed by CNC for the full term of this Agreement less any amount Goldsmith receives in lieu of salary while he is alive during the term of this Agreement from private or government insurance programs, exclusive of reimbursement of medical costs.

    (d)  Optional Termination by Goldsmith.  Goldsmith shall have the right, at any time following a “Change of Control” (as that term is defined in the Agreement between Goldsmith and CNC dated as of March 3l, l997, a copy of which is attached hereto marked Exhibit “B” and incorporated by reference herein) (the “Change of Control Agreement”), to declare the Change of Control Agreement in effect, from which time forward, except for rights pursuant to this Agreement vested in Goldsmith, his spouse, designees, successors or representatives prior to the Effective Date, as that term is defined in the Change of Control Agreement (which rights will remain in full force and effect), from and after the Effective Date, in the event of inconsistencies or conflicts between this Agreement and the Change of Control Agreement, the terms of the Change of Control Agreement will govern.

    9.  Entire Agreement; Modification; Waiver.  This Agreement and the agreements referred to in the Exhibits attached hereto constitute the entire agreement between the parties pertaining to the subject matter contained therein and supersedes all prior and contemporaneous agreements, representations and understandings of the parties, except for those contained in the Change of Control Agreement. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

    10.  Separability Clause.  The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision hereof.

    11.  Benefit.  Except as herein and otherwise specifically provided, this Agreement shall be binding upon and inure to the benefit of the parties, their personal representatives, heirs, administrators, executors, successors, and permitted assigns.

    12.  Notices.  Any notice, request, or other communication required to be given pursuant to the provisions of this Agreement shall be in writing and shall be deemed to be duly given if delivered in person or mailed by registered or certified United States mail, postage prepaid, and mailed to the parties at the following addresses:

BRAM GOLDSMITH

Mr. Bram Goldsmith

 City National Corporation

 400 No. Roxbury Drive

 Beverly Hills, California 90210

CITY NATIONAL CORPORATION

City National Corporation

 400 No. Roxbury Drive

 Beverly Hills, CA 90210

 Attn: General Counsel

    The parties hereto may change the above addresses from time to time by giving notice thereof to each other in conformity with this Paragraph 12.

    13.  Non-Competition.  Goldsmith agrees not to compete with CNC in any form whatsoever. Without limiting the generality of the foregoing, Goldsmith covenants and agrees with CNC that Goldsmith shall not, during or after the term of this Agreement, disclose to anyone any confidential information concerning the business or operations of CNC which Goldsmith may acquire in the course of or incident to the performance of his duties hereunder, including, without limitation, processes, customer lists, business or trade secrets, or methods or techniques used by CNC in its business or operations.

    Goldsmith covenants and agrees that he shall not, during the term of this Agreement, directly or indirectly (whether for compensation or otherwise), alone or as an agent, principal, partner, shareholder or in any other capacity, own, manage, operate, join, control or participate in the ownership, management, operation or control of or furnish any capital to or be connected in any manner with or provide any services for any business, operation or entity which competes with the business or operations of CNC.

    14.  Construction.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of California.

    15.  Captions.  The paragraph headings and captions contained herein are for reference purposes and convenience only and shall not in any way affect the meaning or interpretation of this Agreement.

    16.  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    17.  Amendments.  This Agreement shall not be modified, amended, or in any way altered except by an instrument in writing and signed by both of the parties hereto.

    18.  Mandatory Arbitration.  At the request of Goldsmith or City National Corporation, any dispute, claim, controversy of any kind (whether in contract or tort, statutory or common law, legal or equitable) now existing or hereafter arising out of, pertaining to or in connection with this Agreement and/or any renewals, extensions, or amendments thereto, shall be resolved through final and binding arbitration conducted at a location determined by the arbitrator in Los Angeles or Beverly Hills, California, and administered by the American Arbitration Association (“AAA”) in accordance with the Federal Arbitration Act, 9 U.S.C. §1, et seq., and the then existing Commercial Arbitration Rules of the AAA. Judgment upon any award rendered by the arbitrator(s) may be entered in any State or Federal courts having jurisdiction thereof.

    IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first above written at Beverly Hills, California.

CITY NATIONAL CORPORATION

By:	/s/ FRANK PEKNY
FRANK PEKNY
Executive President

/s/ BRAM GOLDSMITH
BRAM GOLDSMITH

EIGHTH AMENDMENT TO

SPLIT DOLLAR LIFE INSURANCE AGREEMENT

COLLATERAL ASSIGNMENT PLAN

    This Eighth Amendment to Split Dollar Life Insurance Agreement Collateral Assignment Plan (“Eighth Amendment”) is made and entered into as of the 15th day of May 2001, by and between The Goldsmith 1980 Insurance Trust (the “Trust”) and City National Bank, a national banking association (the “Bank”) with reference to the following:

    A.  The Trust and the Bank are parties to that certain Split Dollar Life Insurance Agreement Collateral Assignment Plan dated as of the 13th day of June 1980, as amended to date (the “Agreement”).

    B.  As of the date of this Eighth Amendment, the Bank has paid premiums with respect to a life insurance policy insuring the joint lives of Bram Goldsmith and Elaine Goldsmith issued by Transamerica Occidental Life Insurance Co. (the “Joint Policy”), including premiums paid for a prior life insurance policy, issued by Connecticut General Life Insurance Company, and subsequently applied to the Joint Policy, totaling $720,842.

    NOW THEREFORE, the Trust and the Bank agree as follows:

    Paragraph 7 of the Agreement is amended to provide that the Agreement shall terminate on the death of the last to die of Bram Goldsmith and Elaine Goldsmith. Except as amended by the foregoing, the Agreement shall remain in full force and effect without any other changes.

    IN WITNESS WHEREOF, the parties hereto have executed this Eighth Amendment as of the day and year first set forth above.

THE GOLDSMITH INSURANCE TRUST		CITY NATIONAL BANK

By:
	/s/ Bruce Leigh Goldsmith	By:	/s/ Frank Pekny

	Bruce Leigh Goldsmith, Trustee	Its:	Vice Chairman & Chief Financial Officer

By:
/s/ Russell David Goldsmith

Russell David Goldsmith, Trustee

By:
City National Bank, as Trustee

By:
/s/ Thomas Mayer

Thomas Mayer

Its:	Vice President